APPENDIX A
Distribution Plan Payments

Fund	12b-1 Fees[1]
	Single Class	Multiple Share Classes
		Inst’l Class	Investor Class	Other Class
Trust: Forum Funds II
ABR Dynamic Blend Equity & Volatility Fund		N/A	0.25%
ABR Dynamic Short Volatility Fund		N/A	0.25%
Acuitas International Small Cap Fund		N/A	0.25%
Acuitas US Microcap Fund		N/A	0.25%
Baywood ValuePlus Fund		N/A	0.25%
Baywood SociallyResponsible Fund		N/A	0.25%
CVR Dynamic Allocation Fund		N/A	0.25%
Dundas International Growth Equity Fund	N/A
Gurtin California Municipal Opportunistic Value Fund		N/A	0.25%
Gurtin National Municipal Opportunistic Value Fund		N/A	0.25%
Gurtin California Municipal Intermediate Value Fund		N/A	0.25%
Gurtin National Municipal Intermediate Value Fund		N/A	0.25%
NWS Global Property Fund	N/A
NWS International Property Fund	N/A
Phocas Real Estate Fund	0.25% limited to zero
Semper U.S. Treasury Money Market Fund	N/A
Trust: U.S. Global Investors Funds
All American Equity Fund	0.25%
China Region Fund	0.25%
Emerging Europe Fund		N/A	0.25%
Global Resources Fund		N/A	0.25%
Gold and Precious Metals Fund		N/A	0.25%
Holmes Macro Trends Fund	0.25%
Near-Term Tax Free Fund	N/A
U.S. Government Securities Ultra-Short Bond Fund	N/A
World Precious Minerals Fund		N/A	0.25%

[1]	Indicates the current fees payable under the Distribution Plan adopted with respect to a Fund or Class.

Not applicable (N/A) indicates that the Fund or Class has not adopted a Distribution Plan.
Note: All percentages are based on average daily net assets.
Last Amended on: March 26, 2018.